Exhibit 8.1

August 31, 2005

Kaman Corporation

1332 Blue Hills Avenue

Bloomfield, CT 06002

Ladies and Gentlemen:

We have acted as counsel to the Kaman Corporation, a Connecticut corporation (the “Company”), in connection with the proposed recapitalization (the “Recapitalization”) of the Company, pursuant to the Agreement, dated as of June 7, 2005, by and among the Company and the Shareholders (the “Recapitalization Agreement”).1

In rendering our opinion set forth below, we have examined and relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Recapitalization Agreement, including the exhibits thereto, the proxy statement/prospectus (“Proxy Statement/Prospectus”) that was included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended and such other documents, materials and corporate records as we have deemed necessary or appropriate as a basis for our opinion. We have also relied upon statements and representations made to us by representatives of the Company (which statements and representations we have assumed are true without regard to any qualification as to knowledge and belief), including in the officer’s certificate dated the date hereof. Moreover, we have assumed that the Proxy Statement/Prospectus and the

[1]	Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Recapitalization Agreement.

Kaman Corporation

August 31, 2005

Recapitalization Agreement reflect all the material facts relating to the Recapitalization and the Company. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties made by the Company (including, without limitation, those set forth in the Recapitalization Agreement). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Proxy Statement/Prospectus or in the Recapitalization Agreement (giving effect to all events occurring subsequent to the Expiration Date) may affect our conclusions stated herein.

We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, our opinion is not binding on the IRS or the courts; accordingly, the IRS may assert a position contrary to our opinion, and a court may agree with the IRS’s position. A material change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Proxy Statement/Prospectus, could affect our conclusions stated herein.

Based upon and subject to the foregoing, we are of the opinion that, under current law, the Recapitalization will qualify as a “recapitalization” for United States federal income tax purposes within the meaning of Section 368(a)(1)(E) of the Code.

Kaman Corporation

August 31, 2005

Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Recapitalization. This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose, other than references thereto in “SUMMARY”, “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION” and “LEGAL MATTERS” in the Proxy Statement/Prospectus. The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP